EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

SUBSIDIARY                                   JURISDICTION
----------                                   ------------

First Mortgage Network of California, Inc.   California
FMN Collinsville Corp.                       Florida
FMN Management Company, Inc.                 Florida
Western America Mortgage, Inc.               Florida
Openclose.com, Inc.                          Florida
Capital Savings Company, Inc.                North Carolina